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Exhibit 5.2

July 19, 2010

Huntsman International LLC
500 Huntsman Way
Salt Lake City, Utah 84108

  Re:
  Registration Statement on Form S-4 (File No. 333-167611)

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4, file no. 333-167611 (the "Registration Statement") filed by Huntsman International LLC, a Delaware limited liability company (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act") of (i) the offer and exchange by the Company (the "Exchange Offer") of $350,000,000 aggregate principal amount of its 8 5/8% Senior Subordinated Notes due 2020 (the "Initial Notes") for new series of notes bearing substantially identical terms and in like principal amount as each of the Initial Notes (the "Exchange Notes"), and (ii) the related guarantees (the "Guarantees") of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the "Guarantors") of the Exchange Notes. We have acted as special counsel for (i) Huntsman Ethyleaneamines LLC, a Texas limited liability company, Huntsman Fuels LLC, a Texas limited liability company, Huntsman International Fuels LLC, a Texas limited liability company, and Huntsman Propylene Oxide LLC, a Texas limited liability company (together, the "Designated Guarantors").

        The Initial Notes were issued, and the related Exchange Notes will be issued, under an Indenture dated as of March 17, 2010 among the Company, the Guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (the "Indenture").

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the Guarantees and (iv) such other corporate records, certificates, statutes and other instruments and documents as we have considered necessary or appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. We have further assumed that the Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is filed as an exhibit.

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500
Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston	Houston, TX 77002-6760
London Moscow New York Palo Alto Shanghai Tokyo Washington	Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

        Based on the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1.     Each of the Designated Guarantors is validly existing as a limited liability company under the laws of the State of Texas.

          2.     Each of the Designated Guarantors has the limited liability company power and authority to perform its obligations under the Indenture and the Guarantees.

          3.     The Indenture has been duly authorized, executed and delivered by each of the Designated Guarantors.

          4.     The Guarantees have been duly authorized, executed and delivered by each of the Designated Guarantors, and, when the Exchange Notes are executed and authenticated in the manner required by the Indenture and issued and delivered as contemplated in the Registration Statement, each Guarantee will remain the valid and binding obligation of each of the Designated Guarantors, enforceable against each of the Designated Guarantors in accordance with its terms, subject in each case to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors' rights and to general equitable principles (whether considered in a proceeding in equity or at law).

        We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture or the Guarantees that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (ii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

        We are members of the bar of the States of New York and Texas. The opinions expressed herein are limited exclusively to the laws of the States of New York and Texas and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

        Stoel Rives LLP is authorized to rely upon the foregoing opinion in its capacity as legal counsel to the Company and in connection with the rendering of its opinion to the Company dated the date hereof as fully as if this opinion were addressed to it.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulation of the Commission issued thereunder.

                      Very truly yours,

                      /s/ Vinson & Elkins L.L.P.

                      Vinson & Elkins L.L.P.

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  Exhibit 5.2